Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-193794 of our reports dated March 5, 2014, relating to the financial statements and financial statement schedule of Verso Paper Corp. and the effectiveness of Verso Paper Corp.’s internal control over financial reporting, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Memphis, TN

June 24, 2014